NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer #616/522-1765

INDEPENDENT BANK CORPORATION
REPORTS SECOND QUARTER 2007 RESULTS

IONIA, Michigan, July 24, 2007 — Independent Bank Corporation (NASDAQ: IBCP), a Michigan-based bank holding company, reported second quarter 2007 net income from continuing operations of $0.1 million, or $0.00 per diluted share, versus net income from continuing operations of $10.4 million, or $0.45 per diluted share, in the prior-year period. For the quarter ended June 30, 2007, the Company recorded a net loss of $43,000, or $0.00 per share, compared to net income of $10.6 million, or $0.45 per diluted share, in the second quarter of 2006.

Return on average equity and return on average assets (based on net income from continuing operations) were 0.17% and 0.01%, respectively, in the second quarter of 2007, compared to 16.37% and 1.23%, respectively, in 2006.

For the six months ended June 30, 2007, net income from continuing operations was $4.0 million, or $0.17 per diluted share, compared to $23.5 million, or $1.01 per diluted share, in the same six-month period of 2006. Net income for the six months ended June 30, 2007 was $4.2 million, or $0.18 per diluted share, compared to $22.9 million, or $0.98 per diluted share, in the prior-year six-month period.

The year-on-year decline in second quarter 2007 income from continuing operations was primarily attributable to an increase in the provision for loan losses.

On March 23, 2007 the Company completed the acquisition of ten branches (located in Battle Creek, Bay City and Saginaw, Michigan) from TCF National Bank. At the time of the acquisition, these ten branch locations represented approximately $241.4 million in deposits.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Continued weakness in the overall Michigan economy contributed to asset quality challenges during the second quarter. Despite a difficult interest rate environment, our second quarter net interest margin increased when compared to the year-ago period, due in part to our recent branch acquisitions from TCF National Bank. These branch acquisitions also led to solid increases in deposit-related non-interest income.”

Discontinued Operations

As previously reported on January 15, 2007, Mepco Finance Corporation (“Mepco”), a wholly-owned subsidiary of IBC, sold substantially all of the assets related to its insurance premium finance business to Premium Financing Specialists, Inc. Mepco continues to own and operate its warranty payment plan business. The assets, liabilities and operations of Mepco’s insurance premium finance business have been reclassified as discontinued operations and all periods presented have been restated for this reclassification.

Operating Results

The Company’s tax equivalent net interest income totaled $32.1 million during the second quarter of 2007, a decrease of 3.7%, or $1.2 million versus the year-ago period, and a 2.7% increase, or $0.9 million, from the first quarter of 2007. The year-over-year decrease in tax equivalent net interest income primarily reflects a 26 basis point decline in the Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) that was partially offset by a $60.2 million increase in the balance of average interest-earning assets. The increase in average interest-earning assets is primarily due to growth in loans that was partially offset by a decline in investment securities.

The net interest margin was 4.27% in the second quarter of 2007, compared to 4.53% in the second quarter of 2006 and 4.23% in the first quarter of 2007. The tax equivalent yield on average interest-earning assets rose to 7.70% in the second quarter of 2007 from 7.62% in the second quarter of 2006. This increase primarily reflects higher short-term interest rates that have resulted in variable rate loans re-pricing and new loans being originated at higher rates. The increase in the tax equivalent yield on average interest-earning assets was more than offset by a 34 basis point rise in the Company’s interest expense as a percentage of average interest-earning assets (the “cost of funds”) to 3.43% during the second quarter of 2007 from 3.09% during the second quarter of 2006. The increase in the Company’s cost of funds reflects higher short-term interest rates that have resulted in increased rates on certain short-term and variable rate borrowings and on deposits.

Service charges on deposits totaled $6.4 million in the second quarter of 2007, a 26.8% increase from the comparable period in 2006. VISA check card interchange income increased by 48.3% to $1.3 million for the second quarter of 2007, up from $0.9 million in the second quarter of 2006. The increase in deposit- related revenues resulted primarily from the aforementioned branch acquisition.

Gains on the sale of real estate mortgage loans were $1.2 million in both the second quarters of 2007 and 2006. Real estate mortgage loan sales totaled $77.9 million in the second quarter of 2007 compared to $73.2 million in the second quarter of 2006. Real estate mortgage loans originated totaled $129.6 million in the second quarter of 2007 compared to $135.8 million in the comparable quarter of 2006. Loans held for sale were $39.1 million at June 30, 2007, compared to $31.8 million at December 31, 2006.

Income from real estate mortgage loan servicing was $0.7 million and $0.6 million in the second quarters of 2007 and 2006, respectively. This increase is primarily due to a $0.1 million decline in the impairment reserve on capitalized mortgage loan servicing rights during the second quarter of 2007. At June 30, 2007, the Company was servicing approximately $1.6 billion in real estate mortgage loans for others on which servicing rights have been capitalized. This servicing portfolio had a weighted average coupon rate of approximately 6.03%, a weighted average service fee of 25.7 basis points and an estimated fair market value of $21.1 million.

Non-interest expense totaled $29.8 million in the second quarter of 2007 which includes $1.0 million ($0.03 per share after tax) of severance expenses associated with the Company’s staff reduction initiatives. Excluding this item, non-interest expense rose by $3.3 million or 13% from the second quarter of 2006. This increase is principally due to increased operating costs related to the addition of staff at new branch and loan production offices and overall growth in the organization, along with associated rises in such costs as furniture and equipment, data processing and advertising. Loan and collection expenses also rose in the second quarter of 2007 primarily due to the elevated level of non-performing loans.

Asset Quality

The increase in non-performing loans since year end 2006 is due principally to an increase in non-performing commercial loans and real estate mortgage loans. The increase in non-performing commercial loans is primarily attributable to the addition of several large credits with real estate developers becoming past due in the first six months of 2007. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan associated with a significant decline in sales of residential real estate. The increase in non-performing real estate mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $5.4 million at June 30, 2007, compared to $3.2 million at December 31, 2006.

The provision for loan losses was $14.9 million and $2.5 million in the second quarters of 2007 and 2006, respectively. The level of the provision for loan losses in each period reflects the Company’s assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $7.4 million (1.18% annualized of average loans) in the second quarter of 2007, compared to $1.7 million (0.29% annualized of average loans) in the second quarter of 2006. The rise in loan net charge-offs reflect increases in the following categories: commercial loans, $5.2 million; consumer, $0.3 million; and real estate mortgage, $0.2 million. The increase in commercial loan net charge-offs in the second quarter of 2007 primarily reflects $4.1 million of charge-offs on four credits. The single largest charge-off was $1.7 million on a commercial real estate development loan with a net balance of $3.3 million (after the charge-off) that was included in loans held for sale as of June 30, 2007. An agreement to sell this loan was executed on June 29, 2007 and the sale was completed (funded) in early July. At June 30, 2007, the allowance for loan losses totaled $38.2 million, or 1.53% of portfolio loans, compared to $26.9 million or 1.08% of portfolio loans at December 31, 2006.

Commenting on asset quality, CEO Magee stated: “As we reported earlier this month, a rise in non-performing loans and loan net charge-offs led to a substantial increase in our provision for loan losses. This adverse credit cycle has been extremely frustrating both because of the sudden and unpredictable timeframes of some loans becoming non-performing, as well as steep declines in collateral values, especially those related to residential real estate development.”

A breakdown of non-performing loans by loan type is as follows:

Loan Type	6/30/2007	3/31/2007	12/31/2006

	(Dollars in Millions)

Commercial	$32.7	$27.5	$21.6
Consumer	2.7	2.8	2.5
Real estate mortgage	18.3	15.7	13.0
Finance receivables
(excludes discontinued
operations)	1.2	2.1	2.1

Total	$54.9	$48.1	$39.2

Ratio of non-performing
loans to total portfolio
loans	2.20%	1.93%	1.58%

Ratio of the allowance
for loan losses to non-
performing loans	69.62%	64.30%	68.53%

Balance Sheet

Total assets were $3.26 billion at June 30, 2007, compared to $3.43 billion at December 31, 2006. Loans, excluding loans held for sale, were $2.49 billion at June 30, 2007 compared to $2.48 billion at December 31, 2006. Deposits totaled $2.79 billion at June 30, 2007, an increase of $191.4 million from December 31, 2006. The increase in deposits primarily reflects the aforementioned branch acquisition. Brokered certificates of deposit, federal funds purchased, and other borrowings declined by $242.1 million, $66.6 million and $108.5 million, respectively, during the first six months of 2007. These declines reflect the deployment of funds from the sale of Mepco’s insurance premium finance business and from the branch acquisition. Stockholders’ equity totaled $244.0 million at June 30, 2007, or 7.48% of total assets, representing a net book value per share of $10.78.

Magee concluded: “Although our second quarter profitability was below expectations, we are encouraged by improvements in our net interest margin and non-interest income reported in the period. Looking ahead, we remain focused on growing operational efficiencies throughout the Company, guided by our ongoing bank charter consolidation, which is on track to be completed by September 2007. As before, our chief priority remains improving asset quality and reducing credit costs despite the ongoing economic challenges evident within the State of Michigan.”

Conference Call

Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review second quarter 2007 results in a conference call for investors and analysts beginning at 3:30 p.m. ET on Tuesday, July 24, 2007.

To participate in the live conference call, please dial 1-877-407-8031. Also the call can be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-660-6853 (Account # 286 and Conference ID # 246259). The replay will be available through August 24, 2007.

In addition, a Power Point presentation associated with the second quarter 2007 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section beginning on Tuesday, July 24, 2007.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as Second National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through four state-chartered bank subsidiaries. These subsidiaries, Independent Bank, Independent Bank East Michigan, Independent Bank South Michigan and Independent Bank West Michigan, provide a full range of financial services, including commercial banking, mortgage lending, investments and title services. The Company also provides payment plans to consumers to purchase vehicle service contracts through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	June 30, 2007	December 31, 2006

	(unaudited)

	(in thousands)

Assets
Cash and due from banks	$66,431	$73,142
Securities available for sale	415,677	434,785
Federal Home Loan Bank stock, at cost	14,326	14,325
Loans held for sale	39,065	31,846
Loans
Commercial	1,079,769	1,083,921
Real estate mortgage	849,783	865,522
Installment	364,195	350,273
Finance receivables	199,862	183,679

Total Loans	2,493,609	2,483,395
Allowance for loan losses	(38,213)	(26,879)

Net Loans	2,455,396	2,456,516
Property and equipment, net	72,020	67,992
Bank owned life insurance	42,001	41,109
Goodwill	66,754	48,709
Other intangibles	17,130	7,854
Assets of discontinued operations	336	189,432
Accrued income and other assets	72,121	64,188

Total Assets	$3,261,257	$3,429,898

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$321,903	$282,632
Savings and NOW	984,358	875,541
Time	1,487,890	1,444,618

Total Deposits	2,794,151	2,602,791
Federal funds purchased	17,517	84,081
Other borrowings	55,228	163,681
Subordinated debentures	72,269	64,197
Financed premiums payable	38,252	32,767
Liabilities of discontinued operations	462	183,676
Accrued expenses and other liabilities	39,344	40,538

Total Liabilities	3,017,223	3,171,731

Shareholders' Equity
Preferred stock, no par value--200,000 shares authorized; none outstanding
Common stock, $1.00 par value--40,000,000 shares authorized;
issued and outstanding: 22,635,346 shares at June 30, 2007
and 22,864,587 shares at December 31, 2006	22,586	22,865
Capital surplus	195,014	200,241
Retained earnings	26,138	31,420
Accumulated other comprehensive income	296	3,641

Total Shareholders' Equity	244,034	258,167

Total Liabilities and Shareholders' Equity	$3,261,257	$3,429,898

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

	(unaudited)

	(in thousands)

Interest Income
Interest and fees on loans	$50,576	$49,953	$48,437	$100,529	$94,483
Securities available for sale
Taxable	2,592	2,477	2,797	5,069	5,645
Tax-exempt	2,535	2,600	2,851	5,135	5,720
Other investments	464	314	199	778	422

Total Interest Income	56,167	55,344	54,284	111,511	106,270

Interest Expense
Deposits	23,378	22,408	16,971	45,786	32,898
Other borrowings	2,313	3,304	5,707	5,617	10,031

Total Interest Expense	25,691	25,712	22,678	51,403	42,929

Net Interest Income	30,476	29,632	31,606	60,108	63,341
Provision for loan losses	14,893	8,139	2,511	23,032	3,897

Net Interest Income After Provision for Loan Losses	15,583	21,493	29,095	37,076	59,444

Non-interest Income
Service charges on deposit accounts	6,380	4,888	5,031	11,268	9,499
Mepco litigation settlement					2,800
Net gains on assets
Real estate mortgage loans	1,238	1,081	1,188	2,319	2,214
Securities	128	79	171	207	171
VISA check card interchange income	1,292	950	871	2,242	1,662
Real estate mortgage loan servicing	712	527	621	1,239	1,274
Title insurance fees	430	414	440	844	882
Other income	2,593	2,731	2,523	5,324	4,881

Total Non-interest Income	12,773	10,670	10,845	23,443	23,383

Non-interest Expense
Compensation and employee benefits	14,784	13,968	12,274	28,752	25,815
Occupancy, net	2,735	2,614	2,420	5,349	5,107
Furniture, fixtures and equipment	1,991	1,900	1,733	3,891	3,516
Data processing	1,912	1,438	1,418	3,350	2,760
Advertising	1,341	1,152	1,016	2,493	2,003
Branch acquisition and conversion costs	(92)	422		330
Goodwill impairment		343	612	343	612
Other expenses	7,130	6,129	6,067	13,259	11,965

Total Non-interest Expense	29,801	27,966	25,540	57,767	51,778

Income (Loss) From Continuing Operations Before Income Tax	(1,445)	4,197	14,400	2,752	31,049
Income tax expense (benefit)	(1,553)	305	3,978	(1,248)	7,571

Income From Continuing Operations	108	3,892	10,422	4,000	23,478
Discontinued operations, net of tax	(151)	351	180	200	(533)

Net Income (Loss)	$(43)	$4,243	$10,602	$4,200	$22,945

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Six Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006	June 30, 2007	June 30, 2006

	(unaudited)

Per Share Data (A)
Income From Continuing Operations

Basic	$.00	$.17	$.45	$.18	$1.02
Diluted	.00	.17	.45	.17	1.01
Net Income (Loss) (B)
Basic	$.00	$.19	$.46	$.18	$1.00
Diluted (B)	.00	.18	.45	.18	.98
Cash dividends declared	.21	.21	.19	.42	.38

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.70%	7.74%	7.62%	7.72%	7.54%
Interest expense	3.43	3.51	3.09	3.47	2.96
Tax equivalent net interest income	4.27	4.23	4.53	4.25	4.58
Income From Continuing Operations
Average equity	0.17%	6.08%	16.37%	3.14%	18.80%
Average assets	0.01	0.48	1.23	0.25	1.40
Net Income (Loss) to
Average equity	(0.07)%	6.63%	16.65%	3.30%	18.37%
Average assets	(0.01)	0.53	1.25	0.26	1.37

Average Shares (A)
Basic	22,584,535	22,828,615	22,944,123	22,705,901	22,941,160
Diluted (B)	22,801,194	23,143,875	23,321,282	22,973,356	23,326,095

(A)	Restated to give effect to a 5% stock dividend paid in September 2006. Average shares of common stock for basic net income per share include shares issued and outstanding during the period. Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options and stock units for deferred compensation plan for non-employee directors.
(B)	For any period in which a loss is recorded, the earnings per share calculation is based on basic average shares outstanding.